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                                  EXHIBIT 2.2

                      ARTICLES OF AMENDMENT TO ARTICLES OF
                                INCORPORATION OF
                        ADVANCED GAMING TECHNOLOGY, INC.


The undersigned corporation adopts the following amendment to its Articles of
Incorporation:

FIRST:   The name of the corporation is Advanced Gaming Technology, Inc.

SECOND: The following Amendment to the Articles of Incorporation was adopted by the Shareholders on June 21, 1996 in the manner prescribed by law:

         Article IV of the Articles of Incorporation of Advanced Gaming Technology, Inc. was amended to read as follows:

         The aggregate number of shares of stock which this corporation shall have authority to issue is 150,000,000 common shares of five mil ($0.005) par value common stock and four million shares of cumulative, ten percent (10%) cumulative preferred stock with a ten cent ($0.10) par value.

THIRD:   The number of shares of the common stock of the corporation outstanding at the time of the adoption was 35,969,082; the number of shares of common stock entitled to vote was 35,969,082; and 14,243,265 shares of the common stock of the corporation were represented at the meeting, representing 39.60% of the issued and outstanding shares.

FOURTH: 8,904,197 shares of the common stock of the corporation were voted for the amendment and 5,339,068 shares of the common stock were voted against the amendment.

DATED:   16th day of July, 1996.

                                           ADVANCED GAMING TECHNOLOGY, INC.

                                           By:
                                               -----------------------------
                                                   Chairman